RESEARCH FRONTIERS PRESIDENT AND CEO JOSEPH M. HARARY
TO GIVE PRESENTATION AT GLASSTEC 2012

“SPD-SmartGlass: Optimizing Vehicle and Building Performance”
highlights the energy efficiency and user benefits of SPD light-control technology.

Dusseldorf, Germany, October 22, 2012 – Research Frontiers (Nasdaq: REFR) President and CEO Joseph M. Harary will give a presentation at Glasstec 2012, which is being held from October 23-26, 2012 in Dusseldorf, Germany.

Mr. Harary’s presentation, entitled “SPD-SmartGlass: Optimizing Vehicle and Building Performance,” is based on a paper he co-authored with Gregory M. Sottile, Ph.D., Research Frontiers Director of Market Development. The presentation will discuss the size and outlook of the smart glass industry, highlight the distinctive performance characteristics of SPD-SmartGlass and how they contribute to energy efficiency and user well-being. It will feature real-world uses of SPD-SmartGlass in the automotive, architectural, aerospace and marine markets. The presentation is scheduled for October 26 at 4:00 PM local time in Dusseldorf and is part of the Engineered Transparency conference section of Glasstec.

SPD-Smart technology is a film-based light-control technology that allows users to instantly change the tint of glass or plastic from clear to dark or anything in between. This can be done automatically or at the touch of a button. SPD-Smart technology also blocks over 99% of harmful UV radiation and allows users to control the heat, light and glare entering vehicles, buildings, aircraft and boats.

Glasstec 2012, which is held every two years, is the international trade fair and conference for glass production and products. It is the world‘s largest trade fair for the glass industry and is expected to include 1,300 exhibitors from throughout the world and attract 45,000 glass industry professionals. The Engineered Transparency conference of Glasstec aims to present research and latest developments on glass construction, facade engineering and solar technology. More information about Glasstec 2012 is available from the event website at www.glasstec-online.com.#

For further information about SPD-Smart light-control technology, Research Frontiers and its licensees please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries, to arrange a presentation, or to visit the Research Frontiers Design Center, contact:

Gregory M. Sottile, Ph.D.
Director of Market Development
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.